Exhibit 99.1

Corporate Contacts

Gary Titus	Jane Green
Chief Financial Officer	Investors/Media
650.358.3456	650.358.1447
gtitus@sciclone.com	jgreen@sciclone.com

SciClone Provides 2011 Financial Update and Initial 2012 Guidance

FOSTER CITY, CA, January 9, 2012 — SciClone Pharmaceuticals, Inc. (NASDAQ: SCLN) today announced its anticipated full-year 2011 revenues and year-end cash position, and provided its 2012 initial revenue and year-end cash guidance as follows:

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For 2011, the Company anticipates revenues of approximately $134 million (unaudited) including revenues of NovaMed Pharmaceuticals, Inc. (NovaMed) following the acquisition in April 2011, a 57% increase over 2010.

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Cash and investments are anticipated to be approximately $66 million (unaudited) at December 31, 2011, compared with $57 million at December 31, 2010. During 2011 the Company used cash of approximately $25 (unaudited) million for the acquisition of NovaMed and approximately $4 (unaudited) million for repurchases of Company Stock.

•	The Company anticipates 2012 sales revenue of $165 to $170 million, approximately a 25% increase over 2011.

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The Company anticipates 2012 year-end cash and investments balances to be greater than $85 million excluding any impacts on cash balances associated with the Company’s acquisition of new products and ongoing stock repurchase program.

“During 2011, we continued to increase our revenue and profitability by achieving substantial growth in our marketed products in China, led by ZADAXIN® and our other commercial products,” commented Friedhelm Blobel, Ph.D., SciClone President and Chief Executive Officer. “As expected, we are realizing significant benefits from the NovaMed acquisition, which has expanded our revenue-producing product line, strengthened our management capabilities and solidified our China market presence. We look forward to continuing to build shareholder value in 2012 through continued careful fiscal management and successful execution of our commercial strategies.”

SciClone expects to report its complete fourth quarter and full-year 2011 financial results and to provide 2012 guidance for revenues, earnings per share and year end cash position in early March, 2012.

About SciClone

SciClone Pharmaceuticals is a revenue-generating, profitable, specialty pharmaceutical company with a substantial commercial business in China and a product portfolio of therapies for oncology, infectious diseases and cardiovascular, urological, respiratory, and central nervous system disorders. SciClone’s ZADAXIN® (thymalfasin) is approved in over 30 countries and may be used for the treatment of hepatitis B (HBV), hepatitis C (HCV), as a vaccine adjuvant, and certain cancers according to the local regulatory approvals. Besides ZADAXIN, SciClone markets nearly 20 mostly partnered products in China, including Depakine®, the most widely prescribed broad-spectrum anti-convulsant in China; Tritace®, an ACE inhibitor for the treatment of hypertension; Stilnox®, a fast-acting hypnotic for the short-term treatment of insomnia (marketed as Ambien® in the US); and Aggrastat®, a recently-launched interventional cardiology product. SciClone is also developing SCV-07 in a phase 2b trial for the delay to onset of oral mucositis in patients with head and neck cancer. SciClone is also pursuing the registration of several other therapeutic products in China. SciClone is headquartered in Foster City, California. For additional information, please visit www.sciclone.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding financial results for fiscal 2012 and expected future financial results and expectations. Readers are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “might,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal,” “unaudited,” “approximately” or the negative of those words or other comparable words to be uncertain and forward-looking. These statements are subject to risks and uncertainties that are difficult to predict and actual outcomes may differ materially. These include risk and uncertainties relating to: changes in results that may occur in completing the close of the Company’s consolidated financial statements for the fiscal year 2011 and completing the audit of the Company’s consolidated financial statements for fiscal year 2011, the course, cost and outcome of regulatory matters, including pricing decisions by authorities in China; the on-going regulatory investigations and SciClone’s independent investigation; the Company’s ability to execute on its goals in China and on its objectives for revenue in fiscal 2012; the challenges presented by integrating an acquired business into existing operations; the dependence on third party license, promotion or distribution agreements including the need to renew such agreements; operating an international business; the clinical trial process, including the regulatory approval and the process of initiating trials at, and enrolling patients at, clinical sites; the Company’s ability to remediate its identified material weaknesses over internal control; and changes in its practices and policies which could adversely affect its ability to generate revenue. SciClone cannot predict the timing or outcome of the SEC and DOJ investigations, of the various litigations that may be filed relating to any of those matters, or of its efforts to cooperate with those investigations, however the Company expects to incur substantial expenses in connection with the investigations and the results of the investigations could include fines and further changes in its internal control or other remediation measures that could adversely affect its business. Please also refer to other risks and uncertainties described in SciClone’s filings with the SEC. All forward-looking statements are based on information currently available to SciClone and SciClone assumes no obligation to update any such forward-looking statements.

Ambien, Depakine, Stilnox and Tritace are registered trademarks of Sanofi.

Aggrastat is a registered trademark of Merck & Co., Inc.